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Exhibit 8.1

Weissmann, Wolff, Bergman, Coleman, Grodin & Evall, LLP
A Limited Liability Partnership Including Professional Corporations

9665 Wilshire Boulevard Suite 900 Beverly Hills California 90212-2345
Telephone: (310) 858-7888
Fax: (310) 550-7191

November 8, 2002

Board of Directors
American Spectrum Realty, Inc.
7700 Irvine Center Drive
Suite 555
Irvine, California 92618

    Re: Form S-3

Ladies and Gentlemen:

        We are acting as special tax counsel to American Spectrum Realty, Inc., a Maryland real estate investment trust ("ASRI"), in connection with the registration statement on Form S-3 to which this opinion is attached as an exhibit filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the sale of an aggregate of 734,491 shares of common stock in ASRI, as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"). In connection with the filing of the Registration Statement, we have been asked to provide an opinion as to certain federal income tax matters described below in order to enable ASRI to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

        In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

  (8)
  The Articles of Amendment and Restatement with respect to the charter of ASRI as filed in the Office of the Secretary of State of Maryland on September 25, 2001 (the "ASRI Articles");

  (9)
  The Amended and Restated Bylaws of ASRI as currently in effect (the "ASRI Bylaws");

  (10)
  The Amended and Restated Agreement of Limited Partnership of the American Spectrum Realty Operating Partnership, L.P., dated August 1, 2000 (the "ASRI Operating Partnership Agreement");

  (11)
  The Registration Statement; and

  (12)
  Such other documents as may have been presented to us by ASRI from time to time.

        In addition, we have relied upon the factual representations contained in ASRI's certificate to us, dated the date hereof (the "ASRI Officer's Certificate"), executed by a duly appointed officer of ASRI, setting forth certain representations relating to the organization and operation of ASRI.

        For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. Any representation or statement in any document upon which we rely that is made "to the best of our knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of ASRI, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the ASRI Officer's Certificate or of the Reviewed Documents in a material way.

        In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies and the authenticity of the originals from which any copies were made.

        The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United States Department of the Treasury, including proposed and temporary Regulations ("Regulations"), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

        In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

  (1)
  ASRI and the ASRI Operating Partnership will be operated in the manner described in the ASRI Articles, the ASRI Bylaws, the ASRI Operating Partnership Agreement, the other organizational documents of each such entity, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

  (2)
  ASRI is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland;

  (3)
  ASRI Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware; and

  (4)
  There has been no change in the applicable laws of the States of Maryland and Delaware or in the Code, Regulations and the interpretations of the Code and Regulations by the courts and the IRS, all as they are in effect and existing at the date of this letter.

        With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of ASRI as a real estate investment trust (a "REIT") depends upon its ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of ASRI or any one taxable year will satisfy such requirements.

        Based upon and subject to the foregoing, it is our opinion that:

  (5)
  ASRI's organization and proposed method of operation should enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years beginning January 1, 2003 and thereafter, assuming it makes a valid election to be taxed as a REIT for such taxable years.

  (6)
  The discussion in the Registration Statement under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material aspects.

        The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to ASRI or ASRI Operating Partnership, or to any investment therein.

        For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Registration Statement on Form S-3, dated November 5, 2002, under the heading "Federal Income Tax Considerations." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgement, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

        This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), and to the reference to Weissmann, Wolff, Bergman, Coleman, Grodin & Evall, LLP contained under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                    Very truly yours,

                    Weissmann, Wolff, Bergman, Coleman Grodin & Evall, LLP

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  Exhibit 8.1